1347 Property Insurance Holdings, Inc.

Prices Public Offering of 8.00% Cumulative Preferred Stock, Series A

Tampa, FL – February 23, 2018 – 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH) announced today that it has priced an underwritten public offering of 640,000 shares of 8.00% Cumulative Preferred Stock, Series A (“Cumulative Preferred Stock”), at a price of $25.00 per share, pursuant to a registration statement on Form S-1 previously filed with the U.S. Securities and Exchange Commission (the “SEC”). In addition, 1347 Property Insurance Holdings has granted the underwriters a 30-day option to purchase up to an additional 96,000 shares of Cumulative Preferred Stock. The offering is expected to close on or about February 28, 2018, subject to customary closing conditions

1347 Property Insurance Holdings expects to receive net proceeds of approximately $14.9 million (or approximately $17.2 million if the underwriter exercises its option to purchase additional shares in full), after deducting estimated underwriting discounts and commissions, structuring fees and estimated offering expenses. 1347 Property Insurance Holdings intends to use the net proceeds of the offering to support organic growth, including spending for business development, sales and marketing and working capital, future potential acquisition opportunities, and to repurchase its Series B Preferred Stock from IWS Acquisition Corporation, an affiliate of Kingsway Financial Services, Inc.

Boenning & Scattergood, Inc. is acting as sole book-running manager, with American Capital Partners, LLC and Joseph Gunnar & Co., LLC acting as co-managers for the offering.

A registration statement relating to these securities has been filed with, and declared effective by, the SEC. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This offering will be made only by means of a written prospectus. A copy of the prospectus for the offering may be obtained, when available, from:

Boenning & Scattergood, Inc.

Attention: Prospectus Department

Four Tower Bridge, Suite 300

200 Barr Harbor Drive

West Conshohocken, PA 19428

Telephone: (800) 883-1212

Email: Syndicate@Boenninginc.com

You may also obtain a copy of the prospectus free of charge through the SEC’s website, www.sec.gov, under the registrant’s name “1347 Property Insurance Holdings.”

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a specialized property and casualty insurance holding company incorporated in Delaware. The Company provides property and casualty insurance in Louisiana and Texas through its wholly-owned subsidiary Maison Insurance Company (“Maison”). Maison was recently licensed in the State of Florida and began covering risks in the state via the assumption of policies from Florida Citizens Property Insurance Corporation on December 19, 2017. The Company’s insurance offerings for customers currently include homeowners, wind and hail only, manufactured home and dwelling fire policies.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, including statements related to the timing and consummation of the offering of the preferred stock and the expected use of the net proceeds therefrom. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and other similar expressions to identify forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. Although we believe that the plans, objectives, expectations, and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements express or implied by these forward-looking statements, and we can give no assurance that our plans, objectives, expectations, and prospects will be achieved.

Important factors that may impact any offering and cause our actual results to differ materially from the results contemplated by the forward looking statements are contained in the registration statement for the offering, in Item 1A. Risk Factors and elsewhere on the Company’s Form 10-K for the year ended December 31, 2016 and in our subsequent filings with the SEC. These factors include, but are not limited to, changes to business plans, as circumstances warrant, and the offering of the preferred stock may not be ultimately completed because of general market conditions and other factors. These factors include, among others, the following: (i) our limited operating history and status as an emerging growth company; (ii) lack of future opportunities to participate in take-out programs; (iii) the level of demand for our coverage and the incidence of catastrophic events related to such coverage, including the impact of climate change and our lack of geographic diversification; (iv) our ability to successfully implement our business strategy and expand our operations, including through acquisitions and development of new products; (v) changes in general economic, business, and industry conditions, including cyclical changes in the insurance industry; (vi) our ability to grow and remain profitable in the competitive insurance industry, including our lack of a rating from A.M. Best; (vii) legal, regulatory, and tax developments, including the effects of emerging claim and coverage issues and increased litigation against the insurance industry; (viii) legal actions brought against us; (ix) damage to our reputation; (x) adequacy of our insurance reserves; (xi) availability of reinsurance and ability of reinsurers to pay their obligations; (xii) the failure of our risk mitigation strategies or loss limitation methods; (xiii) our reliance on independent agents to write our insurance and other third parties; (xiv) our ability to maintain our public company status, exchange listing and effective internal control systems; (xv) potential conflicts of interest due to our affiliation with KFSI; (xvi) data security breaches and other factors affecting our information technology systems; (xvii) our ability to attract and retain qualified employees, independent agents and brokers; (xviii) our ability to meet our obligations or obtain additional capital on favorable terms, or at all; (xix) our ability to accurately price the risks that we underwrite; and (xx) restrictions on the use of our net operating loss carryforwards.

We disclaim any obligation to update or revise any forward-looking statements as a result of new information, future events, or for any other reason.

CONTACT:	-OR-	INVESTOR RELATIONS:
1347 Property Insurance Holdings, Inc.		The Equity Group Inc.
Douglas N. Raucy		Jeremy Hellman, CFA
Chief Executive Officer		Senior Associate
(813) 579-6210 / draucy@maisonins.com		(212) 836-9626 / jhellman@equityny.com